Exhibit (5)
                 [Letterhead of Haley Weinblatt & Calcagni, LLP]


                                                              April __, 2000

Murray United Development Corp.
P.O. Box 224
Landing, New Jersey 07850

Ladies and Gentlemen:

         We have acted as counsel to Murray United Development Corp., a Delaware Corporation (the "Company"), in connection with its proposed issuance and sale of up to 15,398,000 Shares of the Company's $.0001 Common Stock (the "Warrant Shares") pursuant to rights granted under certain Class B Warrants (the "Class B Warrants") of the Company.

         Members of our firm are admitted to the bar of the State of New York, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America and the State of Delaware.

         In connection with this opinion, we have examined the Registration Statement on Form SB-2 (File No. 33-19048-New York) relating to the Warrant Shares filed with the Securities Exchange Commission on April ___, 2000 under the Securities Act of 1933, as amended. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which were not independently established or verified , we have relied upon statements and representations of officers and other representatives of the Company and others.

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Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is subsisting as a corporation in good standing under the laws of the State of Delaware.

         2. The Warrant Shares have been duly authorized and upon issuance and exercise of Class B Warrants will be validly issued and fully paid and non-assessable and conform in all material respects to the description thereof in the above-mentioned Registration Statement.

         We hereby consent to the reference to our firm in the Registration Statement under the caption "Legal Matters".

         This opinion is furnished by us, as counsel to the Company, in connection with the above referenced public offering. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express permission.

                                                 Very truly yours,



                                                 Haley Weinblatt & Calcagni, LLP